Exhibit 99.1

Energy Services of America Reports Fiscal Second Quarter 2024 Results

HUNTINGTON, W.Va., May 8, 2024 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fiscal second quarter ended March 31, 2024.

Second Quarter Summary (1)

•	Revenue of $71.1 million, a 33% increase

•	Gross profit of $6.2 million, a 60% increase

•	Net loss improved by $765,000 to $1.1 million, or ($0.07) per share

•	Adjusted EBITDA improved by $1 million to $923,000

•	Backlog of $222.8 million compared to $224.6 million

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our second quarter results reflect the continued growth and improved operating performance across all of our business lines," said Doug Reynolds, President. "Although the second quarter is historically our most challenging due to weather, we added approximately $37 million to our backlog compared to the first quarter, and we believe our recent staffing initiatives will allow us to effectively manage these construction projects going forward.”

“We believe the outlook for the industries we serve remains strong for the foreseeable future. We have a robust backlog and have seen greater than anticipated demand which allows us to prioritize our project selection on those that offer more favorable margin profiles. Overall, we believe are well-positioned with strong macro tailwinds that will allow us to continue to deliver long-term value to our shareholders in the coming quarters and beyond,” Mr. Reynolds concluded."

Second Quarter Fiscal 2024 Financial Results

Total revenues for the period equaled $71.1 million, compared to $53.7 million in the second quarter of fiscal 2023. The year-over-year increase was primarily driven by increased work within the Gas & Petroleum Transmission and Electrical, Mechanical and General business lines.

Gross profit was $6.2 million, compared to $3.9 million in the prior-year quarter. Gross margin was 8.8% of revenues, compared to 7.3% of revenues in the second quarter of fiscal 2023. The increase is related to sales mix across the business.

Selling and administrative expenses were $7.3 million, compared to $5.9 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth.

Net loss was $1.1 million, or ($0.07) per share, compared to net loss of $1.9 million or ($0.11) per share in the second quarter of fiscal 2023.

Backlog as of March 31, 2024 was $222.8 million, compared to $185.9 million as of December 31, 2023 and $224.6 million as of March 31, 2023.

Below is a comparison of the Company's operating results for the three and six months ended March 31, 2024 and 2023 (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2024	2023	2024	2023
Revenue	$71,127,655	$53,673,443	$161,290,842	$113,716,028

Cost of revenues	64,888,101	49,772,790	144,212,327	103,829,113

Gross profit	6,239,554	3,900,653	17,078,515	9,886,915

Selling and administrative expenses	7,321,951	5,887,747	14,520,671	11,203,885
(Loss) income from operations	(1,082,397)	(1,987,094)	2,557,844	(1,316,970)

Other income (expense)
Interest income	-	124	-	196
Other nonoperating expense	(81,790)	(10,524)	(6,789)	(91,187)
Interest expense	(622,616)	(574,546)	(1,224,300)	(1,073,974)
Gain on sale of equipment	304,923	48,280	291,595	16,937
	(399,483)	(536,666)	(939,494)	(1,148,028)
(Loss) income before income taxes	(1,481,880)	(2,523,760)	1,618,350	(2,464,998)
Income tax (benefit) expense	(373,052)	(650,160)	684,983	(729,772)
Net (loss) income	$(1,108,828)	$(1,873,600)	$933,367	$(1,735,226)

Weighted average shares outstanding-basic	16,569,871	16,666,683	16,567,853	16,667,062

Weighted average shares-diluted	16,569,871	16,666,683	16,606,075	16,667,062

(Loss) earnings per share-basic	$(0.07)	$(0.11)	$0.06	$(0.10)

(Loss) earnings per share-diluted	$(0.07)	$(0.11)	$0.06	$(0.10)

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2024	2023	2024	2023
Net (loss) income	$(1,108,828)	$(1,873,600)	$933,367	$(1,735,226)
(Less) add: Income tax (benefit) expense	(373,052)	(650,160)	684,983	(729,772)
Add: Interest expense, net of interest income	622,616	574,422	1,224,300	1,073,778
Add: Non-operating expense	81,790	10,524	6,789	91,187
Less: Gain on sale of equipment	(304,923)	(48,280)	(291,595)	(16,937)
Add: Depreciation and intangible asset amortization expense	2,005,327	1,866,789	4,181,948	3,629,111
Adjusted EBITDA	$922,930	$(120,305)	$6,739,792	$2,312,141

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710